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Exhibit 7.        Consent of Independent Auditor.
















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INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-41172 of Companion Life Separate Account B on Form S-6 of our report dated March 29, 2002 on the financial statements of Companion Life Separate Account B and our report dated February 13, 2002 on the statutory financial statements of Companion Life Insurance Company appearing in the Prospectus, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Prospectus.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 29, 2002